Exhibit 10

FULL AND FINAL SEPARATION AGREEMENT AND RELEASE

THIS FULL AND FINAL SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made and entered into between Baylake Bank (the "Bank") and Kenneth Lammersfeld (‘'Lammersfeld'‘). The Bank and Lammersfeld are sometimes referred to herein individually as a "Party;" together, as the "Parties."

RECITALS

A.

Lammersfeld’s employment with the Bank commenced on May 28th, 2008.

B.

Lammersfeld and the Bank entered into a certain Change of Control Agreement on March 1, 2010, which was subsequently amended on July 31, 2015 (the “COC Agreement”)

C.

Lammersfeld's employment with the Bank will end effective January 2nd, 2016 (the

"Separation Date").

D.

In connection with his separation, the Bank has agreed to provide Lammersfeld the payments and benefits outlined herein.  Lammersfeld acknowledges and agrees that he is not entitled to payments or benefits under the COC Agreement and all payments and benefits provided for herein are not governed by the terms of the COC Agreement.  This Agreement sets forth all benefits to which Lammersfeld shall be entitled in connection with the separation of his employment with the Bank (except for any benefits to which Lammersfeld may be entitled under any qualified or nonqualified benefit plan or equity incentive plan to which Lammersfeld is a participant or grantee), and it supersedes and replaces in its entirety the COC Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, the Parties agree as follows:

1.

Separation.  Lammersfeld's employment with the Bank will end as of the Separation Date.

2.

Accrued Payments. Lammersfeld shall receive payment of: (A) all base salary earned through the Separation Date; (B) all vacation that he accrued but did not use prior to December 31, 2015; and (C) his 2105 annual incentive bonus payment of $43,500.00 for the 2015 calendar year.  Lammersfeld’s base salary shall be paid pursuant to the Bank’s regular payroll procedures.  Accrued and unused vacation and the 2015 annual incentive bonus payment shall be paid in a lump sum on Lammersfeld’s final regular pay date of January 8, 2016.

3.

Severance Benefits.  In consideration  of Lammersfeld's undertakings in this Agreement, and conditioned upon: (i) Lammersfeld's acceptance of the terms of this Agreement; and (ii) Lammersfeld's decision not to exercise his revocation rights (described below), the Bank will provide Lammersfeld  with the benefits in this Paragraph 3, to which he is not otherwise entitled (collectively, the "Severance Benefits").  Lammersfeld acknowledges and agrees that the Severance Benefits are in full and complete satisfaction  of any payments or benefits owed to him in connection with the separation of his employment  with the Bank (except for any benefits to which Lammersfeld may be entitled under any qualified or nonqualified benefit plan or equity incentive plan to which Lammersfeld is a participant or grantee) and that, upon his receipt of the Severance Benefits, he will have no further right or claim to severance pay or any other benefits in connection with his separation under the COC Agreement or any other Bank policy or practice.

(A)

The Bank shall pay Lammersfeld a cash lump-sum payment in the amount of Three Hundred Twenty-One Thousand Seven Hundred and 00/100 dollars ($321,700.00), subject to all applicable deductions and withholdings required by law, provided that Lammersfeld executes, delivers and does not revoke the Agreement within 60 days of the Separation Date.  This payment will be made to Lammersfeld on the 61th day following his separation from service, provided the Bank has received a properly executed Agreement by Lammersfeld during the 60 day period and the revocation period during which he is entitled to revoke such Agreement has expired on or prior to the 60th day following his separation from service.  If Lammersfeld fails to properly execute and deliver this Agreement (or the revocation period has not expired during the 60 day period following his separation from service), he shall not be entitled to receive the severance payment.  Lammersfeld acknowledges and agrees that this severance payment shall be assigned and allocated over fifty-two (52) weeks beginning January 3, 2016 through the period ending December 31, 2016 and that he will advise the applicable unemployment compensation division of his receipt of the severance payment under this Paragraph 3(A);

(B)

If Lammersfeld was covered by the Bank's group health and/or dental insurance plans as of the Separation Date, and Lammersfeld timely elects COBRA continuation coverage, then the Bank will pay toward such COBRA continuation coverage and reimburse Lammersfeld at least monthly, an amount equal to the difference between the total cost of premiums for COBRA coverage and the Bank's normal employee share of health and/or dental insurance premiums, for the period beginning as of the first of the month following the Separation Date and expiring and ending on the earlier to occur of: (i) the end of the fifteenth (15) month following the date of the severance payment; or (ii) the date on which Lammersfeld becomes eligible for other group health and/or dental insurance coverage. Lammersfeld will be responsible for timely payment of the full cost of premiums toward COBRA coverage pursuant to the mandates of COBRA.  During such period of Bank-subsidized COBRA coverage, Lammersfeld agrees and acknowledges that the Bank's reimbursement towards such coverage shall be reported as taxable compensation to Lammersfeld.  Should Lammersfeld wish to continue COBRA coverage after the period of time during which the Bank subsidizes such coverage under this Paragraph 3(B), Lammersfeld acknowledges and agrees that he will be solely responsible for payment of any and all amounts required to continue coverage in accordance with the mandates of COBRA.  Lammersfeld agrees that within five (5) calendar days of becoming eligible for other group health or dental insurance, he will inform the Bank of such fact in writing;

(C)

In response to inquiries from Lammersfeld's prospective employer's, the Bank will provide Lammersfeld's dates of employment and indicate that his position was eliminated due to the merger between Baylake Corp. and Nicolet Bankshares, Inc.; and

(D)

Under the Restricted Stock Unit Award Agreements and Nonstatutory Stock Option Award Agreements between Lammersfeld and the Bank, Lammersfeld is currently not entitled to any restricted stock units or stock options shares which have not vested.  In consideration of Lammersfeld's years of service with the Bank and the undertakings in this Agreement, the Bank agrees to accelerate the vesting of Lammersfeld's Restricted Stock Unit Award Agreements and Nonstatutory Stock Option Award Agreements such that Lammersfeld on March 15, 2016 will become vested in all restricted stock units and Nonstatutory stock options which have been previously awarded and have not vested as of the Separation Date, provided that the Bank has received a properly executed Agreement by Lammersfeld and the revocation period during which he is entitled to revoke such Agreement has expired on or prior to the 60th day following his separation from service. The issuance and delivery of shares under the Restricted Stock Unit Award Agreement and the method and expiration of exercising options under the Nonstatutory Stock Option Award Agreement shall follow the original terms and provisions of the respective award agreements.

4.

Release by Lammersfeld. In exchange for the benefits provided to him under this Agreement, which Lammersfeld acknowledges and agrees are greater in their totality than those to which he otherwise would be entitled, Lammersfeld, on behalf of himself and his heirs, successors and assigns, hereby releases Baylake Corp., the Bank, Nicolet Bankshares, Inc., Nicolet National Bank and their affiliates, parents, and subsidiaries, and each of their respective past and present officers, directors, stockholders, partners, managers, members, trustees, agents, employees, representatives, attorneys, insurers, successors and assigns (collectively, the "Released  Parties'‘) from any and all claims arising on or before the date he signs this Agreement; provided, however, this release does not apply to any rights Lammersfeld may have to indemnification under the Bank's Articles of Incorporation or By-laws, insurance policies, other contracts or law.

This Release covers any claims related in any way to Lammersfeld's employment with the Bank, the separation of his employment with the Bank, and wages and other remunerations. This Release includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by Lammersfeld. Lammersfeld acknowledges and agrees that if he is 40 years of age or older, his acceptance of this Agreement will also release any and all claims under the federal Age Discrimination in Employment Act.

By signing this Agreement, Lammersfeld also releases the Released Parties from any claims regarding any determinations as to the application of Section 409A of the Internal Revenue Code to this Agreement and any payments made under this Agreement based on such determinations.  These references to specific claims do not in any way limit the general and comprehensive nature of the release of claims provided by Lammersfeld under this Paragraph 4.

However, this release does not apply to claims for benefits under any applicable worker's compensation law. This release shall not limit Lammersfeld's ability to challenge the validity of this Agreement in a court of law.   This release also does not prevent, restrict or limit Lammersfeld from filing a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission) or participating in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release does prevent Lammersfeld from making any personal recovery against Baylake Corp., the Bank or any of the other Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against Baylake Corp., the Bank and/or any of the other Released Parties.  This release does not apply to any claim that may arise after Lammersfeld executes this Agreement.

5.

No Pending Claims. Lammersfeld acknowledges and agrees that, as of the date he signs this Agreement, there are no pending complaints, allegations, charges or lawsuits filed by him against Baylake Corp., the Bank, or any of the other Released Parties.  Lammersfeld further acknowledges and agrees that he is the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 4, above, and that he has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.

6.

Claims to which Release Apply.  The release contained in Paragraph 4 above, applies to both claims which are now known or are later discovered. However, these releases do not apply to any claims that may arise after the date this Agreement is executed. Nor do these releases apply to any claims which may not, as a matter of law, be released. As used in this Agreement, the term "claims" shall be construed broadly and shall be read to include, for example, the terms "rights," "causes of action'‘ (whether arising in law or equity), "damages," "demands," "obligations," "grievances" and "liabilities" of any kind or character.  Similarly, the term "release" shall be construed broadly and shall be read to include, for example, the terms "discharge" and ‘'waive."

7.

Release Binding on Lammersfeld and Related Parties.  Lammersfeld acknowledges and agrees that his release under Paragraph 4, above, shall be binding upon him and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns and shall inure to the benefit of Baylake Corp., the Bank, their parent and subsidiaries, and each of their respective successors and assigns.

8.

Non-Disparagement.  Lammersfeld agrees not to engage in any acts or make any representations, or direct any other person or entity to engage in any act or make any statements or representations that disparage or otherwise impair the reputation of Baylake Corp., the Bank or any of the other Released Parties. Nothing contained in this Paragraph 8 shall preclude Lammersfeld from providing truthful testimony pursuant to subpoena or other legal process.

9.

Non-solicitation of Employees.  During the sixteen months following the Separation Date, Lammersfeld agrees, to not directly or indirectly, encourage any employee to terminate his or her employment with Baylake Corp., Baylake Bank or Nicolet Bank or solicit such an individual for employment in a manner which would end or diminish that employee’s services to their respective company; provided, however, that this paragraph shall not prevent Lammersfeld from being a reference for any current employee of Baylake Corp. or Baylake Bank.

10.

Non-solicitation of Customers.  During the sixteen months following the Separation Date, Lammersfeld agrees, to not directly or indirectly, sell or attempt to sell to any current Baylake Bank customer, any goods, products or services of the type sold by Baylake Bank at the time Lammersfeld terminated his employment with Baylake Bank.

11.

Acceptance and Revocation Procedures.  The Bank wishes to ensure that Lammersfeld voluntarily agrees to the terms contained in this Agreement and does so only after he fully understands them. Accordingly, the following acceptance and revocation procedures shall apply:

(A)

Lammersfeld understands that he has been given at least twenty-one (21) calendar days from his receipt of this Agreement to consider whether to sign it.

Lammersfeld acknowledges and agrees that he has read this Agreement, understands its contents, and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated Agreement, via mail, overnight delivery or hand delivery, so that it is received by Baylake Bank, Attn: Legal Department, 217 N. 4th Avenue, Sturgeon Bay, WI 54235 (the "Plan Administrator'‘) on or before 4:30p.m. Central Time on the 22nd calendar day following his receipt of this Agreement;

(B)

Lammersfeld is hereby advised in writing by the Bank to consult with an attorney before signing this Agreement, and he acknowledges that he has done so;

(C)      Lammersfeld acknowledges and agrees that this Agreement contains a final general release of claims against the Bank, including, without limitation, claims under the Age Discrimination in Employment Act;

(D)

Lammersfeld understands that he has seven (7) calendar days after signing this Agreement within which to revoke his acceptance of it (the "Revocation Period"). Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery or overnight delivery, directed to and received by the Plan Administrator on or before 4:30p.m. Central Time on the first workday following the end of the Revocation Period;

(E)

Lammersfeld acknowledges and agrees that this Agreement will not be binding or enforceable unless he has signed and delivered it as provided in Paragraph 11(A), above, and has chosen not to exercise his revocation rights, as described in Paragraph 11(D), above. If Lammersfeld gives timely notice of his intention to revoke his acceptance of the terms set forth in this Agreement, it shall become null and void, and all rights and claims of the Parties which would have existed, but for the acceptance of this Agreement's terms, shall be restored; and

(F)

Lammersfeld represents and warrants to the Bank that, in the event he chooses to accept the terms of this Agreement by signing it, the date and time appearing below his name on the last page of this Agreement shall be the actual date and time on which he signed the Agreement.

12.

Entire Agreement between the Parties on Severance Benefits.  The Parties acknowledge and agree that this Agreement sets forth all severance pay and other benefits to which Lammersfeld is entitled in connection with the separation of his employment with the Bank (except for any benefits to which Lammersfeld may be entitled under any qualified or nonqualified benefit plan or equity incentive plan to which Lammersfeld is a participant or grantee).  This Agreement supersedes and replaces any other prior agreements, understandings, discussions and practices concerning severance pay and other benefits upon separation including, but not limited to, any personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Bank. Lammersfeld acknowledges and agrees that, upon his execution of and failure to revoke this Agreement within the Revocation Period, he shall have no further rights, and the Bank shall have no further obligations to him.  This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the Party against whom enforcement is sought.

13.       Governing Law.  This Agreement and its interpretation shall be governed by and construed in accordance with the laws of Wisconsin and shall be binding upon the Parties hereto and their respective successors and assigns.

14.

No Admission.  Nothing in this Agreement should be construed as an admission of wrongdoing or liability on the part of the Bank.  The Bank denies any liability to Lammersfeld. Such provision is included merely to wrap up all loose ends between the Parties.

15.

Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

16.

Breach.  In the event that Lammersfeld breaches any provision of this Agreement, or any provision of any other agreement between Lammersfeld and any of the Released Parties, Lammersfeld agrees that the Bank may: (A) stop its further performance under this Agreement; (B) recover any damages suffered as a result of such breach; and (C) recover from Lammersfeld any reasonable attorneys' fees and costs it incurs as a result of his breach.  In addition, Lammersfeld agrees that the Bank may seek injunctive or other equitable relief as a result of a breach by his of any provision of this Agreement.  In no case, however, shall the release provided in Paragraph 4, above, be revoked or terminated if Lammersfeld accepts this Agreement as provided in Paragraph 11(A), above, and does not exercise his revocation rights before the Revocation Period described in Paragraph 11(D), above, expires.

PLEASE READ CAREFULLY.   THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS.

"LAMMERSFELD":	"BANK":

KENNETH LAMMERSFELD	BAYLAKE BANK

Signature: /s/ Kenneth R. Lammersfeld	By: Robert J. Cera

Printed Name: Kenneth R. Lammersfeld	Title: President & CEO

Date Received: 12-23-15	Date: 12-29-15

Date Signed: 12-29-15

Time Signed: 1:30 p.m.